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                                    AGREEMENT

         In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EQK Realty Investors I, debtor in possession ("Owner"), and Granite Partners, L.L.C. ("Agent") hereby agree as follows:

         1. APPOINTMENT. Owner hereby appoints Agent as its exclusive agent and grants Agent the exclusive right to sell the property identified as Harrisburg East Mall, Harrisburg, Pennsylvania (the "Property"). Agent accepts the appointment and agrees to perform the service required by this Agreement and to use its best efforts to assist Owner in selling the Property at the maximum price and on a timely basis.

         2. TERM. The term ("Term") of this Agreement shall commence on the date hereof and expire on August 31, 2000 ("Expiration Date") unless terminated earlier as provided below.

         3.        RELATIONSHIP AND AUTHORITY. Agent is the agent of Owner.
Agent has no authority to enter into any agreement with any prospective purchaser, real estate broker or any other person in the name of, on behalf of, or otherwise binding upon Owner, nor may Agent subject Owner to any other obligations or liabilities. Owner has the absolute right in all events to approve or to disapprove any and all proposals regarding pricing, marketing and terms of sale of the Property. Owner reserves the right to adjust the terms and conditions of any offer made or received, including but not limited to adjustment of the offering price for the Property upward or downward. Owner further reserves the right to withdraw the Property from sale at any time. Acceptance of any offer received shall be subject to final approval of Owner at each stage of the approval process preliminary thereto, with Owner having the right in its unfettered discretion to disapprove the transaction at any stage of its investment approval process, without obligation thereafter to proceed to the next stage.

         4. DUTIES AND SERVICES. Agent's duties and services are described below. Agent shall provide the organization, staff and resources to perform these duties and services on a first class professional basis appropriate for the Property.

         4.1 INSPECTION. Agent shall inspect the Property to determine its physical condition, relative market appeal, quality of location, market and area trends, and potential for value enhancement prior to entering the market.

         4.2 REVIEW AND ANALYSIS. Agent shall conduct an independent review of the Property's financial performance, including an analysis of historical performance, market area, competition and project cash flows. Agent shall review all leases, management agreements, cross easement and operating agreements, and other documents affecting the Property delivered to Agent by Owner.

         4.3 PRICING. Agent shall propose and Owner shall establish, in its sole discretion, the sales price and other terms and conditions for the sale of the Property. Agent shall not quote a sales offering price without the express written permission of Owner.

         4.4 OFFERING BROCHURE. Agent shall assemble and produce an offering brochure which is satisfactory to Owner. Owner shall assist in providing the information necessary for Agent to prepare a professional offering brochure and for a prospective purchaser to fulfill its due diligence requirements and make its decision to purchase. The brochure


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                   shall include property facts, photographs, high-quality
                   graphics, ten-year performance cash flow projections (if requested by Owner), market competition data, descriptive area and location information, site plan, surveys, floor plans, and other relevant information.

Subject to timely receipt of all required information, the brochure, together with the matters described in the three (3) preceding subparagraphs, shall be submitted to Owner for review within twenty (20) days after the date of this Agreement.

         4.5 PURCHASER QUALIFICATION. Agent shall prepare a list of prospective purchasers and submit it to Owner. Owner and Agent shall work together to establish criteria for and select a limited number of qualified prospective purchasers who may receive offering material subject to Owner's approval.

         4.6 MARKETING. Agent shall commence direct sales efforts on a selective basis only to the prospective purchasers approved by Owner. Agent understands that owner may desire to conduct an auction of the Property. Agent agrees to assist in the auction process including preparation of auction materials and due diligence materials, conducting of tours of the Property by interested parties, and otherwise participating in the auction process. Agent shall promote the sale of the Property to as many responsible and financially qualified potential Stalking Horses (as defined in Paragraph 4.9 below) and auction purchasers as possible. Agent shall provide prospective purchasers with additional information and coordinate site visits.

         4.7 COMMUNICATIONS WITH OWNER. Agent shall promptly inform Owner of all offers and inquiries with respect to the Property. Owner will refer all inquiries to Agent. Agent will prepare and submit to Owner a weekly status report on the marketing of the Property which will include an updated list of all prospective purchasers with whom agent has made written or verbal inquiry. The report shall provide a status update on each prospective purchaser and shall rank the prospective purchasers with respect to the probability that they will enter into a contract of sale as a Stalking Horse (as defined in paragraph 4.9 below) or attend the auction as financially qualified bidders.

         4.8 PRE-OFFERING DUE DILIGENCE. Agent shall perform reasonable due diligence as part of its preparations of the offering brochure in order to minimize post-due diligence repricing by any prospective purchasers. As part of this effort, Agent shall read and summarize all tenant leases and lease amendments and accurately reflect the lease terms in the offering brochure.

         4.9 NEGOTIATIONS. Agent shall screen and pre-qualify all prospective purchasers and will facilitate the conduct of due diligence between such prospective purchasers and Owner, including the negotiation and execution by the initial contracting party (the "Stalking Horse") of an Owner-approved form of contract of sale, all under Owner's guidance and subject to Owner's approval. It is anticipated that the purchase price included in the Stalking Horse's contract shall be the minimally acceptable price for the Property, and shall be the floor price at an auction of the Property to be conducted under the jurisdiction of the Court (as defined in Section 12.10 below) to follow. Agent shall supervise all Property inspections and other due diligence performed by prospective purchasers. Owner reserves the unilateral right to deny any inspections.


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         4.10      CLOSING. Agent shall participate, if deemed necessary and
                   appropriate by Owner, in the preparation for closing of the sale so as to ensure a timely closing. Agent's responsibilities in this regard shall include (i) cooperation with Owner's counsel in the preparation and execution of a contract of sale, closing checklist and closing documentation, and (ii) coordination with the property manager for the Property to secure all documents and information required for closing.

         4.11 RECOMMENDATION. During the last five (5) days of the Term, if there exists no final written contract of sale for the Property, Agent shall submit to Owner a final written report of the status of the marketing of the Property, including a final list of prospective purchasers and Agent's recommendations as to Owner's most advantageous course of action with respect to the sale of the Property. The final list of prospective purchasers shall identify only those with whom Agent has had substantial negotiations (as defined herein) during the Term (and, if requested by Owner, Agent shall provide supporting documentation of such negotiations). The term "substantial negotiations" shall mean that (1) the Agent provided the offering materials, and (2) either Agent brought the prospective purchasers to the Property or Agent received one or more subsequent letters expressing further interest or requesting additional information, or prospective purchaser commenced negotiations with Owner, or Agent received a signed letter of intent (even if Owner did not sign the letter of intent). Owner shall have no obligation to accept, reject or otherwise respond to or act on Agent's recommendation.

         4.12 STAFFING. Agent hereby commits to Owner the services of Richard H. Rudd, Robert E. Williamson and Alan Tantleff, ("Key Staff") and their associates or substitutes reasonably acceptable to Owner. The Key Staff shall assume primary responsibility for the initiation of all discussions with prospective purchasers on the part of Agent, and, with Owner's guidance and subject to Owner's approval, will handle all negotiations on the part of Agent with prospective purchasers.

         5. FEE. Agent's sole and exclusive compensation for its services hereunder (the "Fee") will be 0.675% of the gross purchase price of the Property received by Owner at the closing of the sale of the Property, and in accordance with the following terms:

The Fee shall be earned and payable if and only if the closing occurs (i) during the Term or (ii) pursuant to a Purchase and Sale Agreement which was fully executed and delivered by both Purchaser and Owner within ninety (90) days after the Term with a purchaser validly on the list provided to Owner pursuant to subparagraph 4.11 above. If the sale fails to close for any reason whatsoever, including Owner's withdrawal of the Property from the market or disapproval of the Court (as defined in Paragraph 12.10), Owner shall not be liable to Agent for the Fee or any compensation or damages in lieu thereof other than for expense reimbursement as set forth in Section 6 herein. After the end of the Term, Owner shall have no obligation or liability to Agent for the Fee, any commission or other compensation of any kind with respect to the negotiation for or sale of the Property to any person, whether directly or through another broker, except in the event of a sale described in clause (ii) of this Paragraph 5 above. After the end of the period described in said clause (ii), Owner shall have no obligation or liability to Agent for the Fee, any commission, or other compensation of any kind with respect to the negotiation for or sale of the Property to any such person identified by Agent as a prospective purchaser under this Agreement. For purposes of computation of the Fee, the gross purchase price of the Property shall include the principal amount of any loan assumed or taken subject to, the cash equivalent of all purchase money financing extended by Owner in connection with the sale, determined by discounting based upon a market rate for comparable mortgages, and the purchase price of all fixtures and personal property owned by Owner and associated with the


                                       3

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Property if sold for separate consideration. For the purposes of this Agreement, if substantially all of the ownership interests in Owner are sold to a single purchaser in a single transaction at a time when both (i) Owner retains ownership of the Property and (ii) the Property is not subject to an agreement of sale, then (y) the sale of such ownership interests shall be deemed to be a sale of the Property and (z) to the extent a Fee is due to Agent with respect to such sale under the terms of this Agreement, the Fee due to Agent with respect to such sale shall be computed solely with respect to the portion of the consideration fairly attributable to Harrisburg East Mall, Harrisburg, Pennsylvania. Notwithstanding anything contained herein to the contrary, no Fee shall be deemed earned by Agent or payable to Agent if title to the Property or the ownership interests in Owner are acquired by The Prudential Insurance
Company of America ("Prudential"), PNC Bank, National Association ("PNC"), any future holders of either the mortgage held by Prudential on the Property or the mortgage held by PNC on the Property, or any of the foregoing's nominees, affiliates, successors or assigns, whether by purchase, foreclosure, deed in lieu of foreclosure or otherwise.

         6. EXPENSES. Agent will prepare, for Owner's approval, a proposed budget of anticipated out-of-pocket expenses to be incurred in connection with the marketing of the Property pursuant to this Agreement (the "Budget"). Such Budget shall include Agent's representatives' travel and other direct out-of-pocket expenses. Within thirty (30) days of presentation of invoices to Owner, Owner shall reimburse Agent monthly for its direct out-of-pocket expenses included in the Budget for the preparation of the offering brochures required under subparagraph 4.4 above and in the marketing of the Property hereunder. Except as expressly provided in this paragraph, all other expenses incurred by Agent in the performance of this service hereunder shall be borne by Agent, not Owner, and Owner shall have no obligation to reimburse Agent for any costs or expenses whatsoever incurred in the performance of this Agreement.

         7. INDEMNIFICATION. Owner shall Indemnify and Hold Agent Harmless with respect to Agent's activities pursuant to this Agreement, except for Agent's actions outside the scope of its authority, its negligence, willful malfeasance or bad faith. Agent shall Indemnify and Hold Owner Harmless with respect to Agent's actions outside the scope of its authority, its negligence willful malfeasance and bad faith. This provision shall not relieve either party from liability to the other for breach of this Agreement. For the purpose of this paragraph, the term "Indemnify and Hold Harmless" shall mean to hold harmless from, indemnify and defend against, and pay promptly on demand therefore, any and all claims demands, actions, causes of actions, losses, expenses (including, without limitation, attorneys fees at both trial and appellate levels), costs (including, without limitation, court costs at both trial and appellate levels), damages and all liabilities arising out of or incurred in connection with activities pursuant to this Agreement. This shall be an indemnity against alleged liability and not merely for damages.

         8. LICENSING. Agent warrants and represents to Owner that Agent has all necessary real estate brokerage and any other licenses in all necessary states and agrees to maintain such licenses in full force and effect throughout the Term. Agent covenants that it shall comply with all applicable broker and other laws in dealing with prospective purchasers and with cooperating brokers.

         9. TERMINATION. Either party may terminate this Agreement at any time by written notice to the other, notwithstanding any other provision in this Agreement to the contrary. If Owner terminates this agreement for cause or if Agent terminates it without cause, then Agent shall not be entitled to the Fee, any other commission or compensation or any reimbursement for expenses pursuant to paragraph 6 above under any circumstances whatsoever. The term "cause" shall mean the other party's material breach of terms of this Agreement (which breach is not cured within ten (10) days of notice thereof), actions outside the scope of its authority, negligence, willful malfeasance or bad faith. The provisions of paragraphs 2, 5, 6, 7, 8, 9 and 11 shall survive the termination of this Agreement, subject to the foregoing provisions of this paragraph.


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


         10. NOTICE. Each Notice ("Notice") provided for under this Agreement shall be in writing and sent by depositing it with the United States Postal Service or any official successor thereto, certified or registered mail, return receipt requested, with adequate postage prepaid, with a nationally recognized overnight courier service which obtains receipts, addressed to the appropriate party (and marked to a particular individual's attention if so indicated), or by telecopy (with a copy sent the same day by a nationally recognized overnight carrier service which obtains receipts for next day delivery) as hereinafter provided. Each Notice shall be effective upon being so deposited, but the time period in which a response to any Notice must be given or any action taken with respect thereto shall commence to run from the date of actual receipt of the Notice by the addressee thereof, which receipt may be conclusively evidenced by the return receipt or, if sent by telecopy, as conclusively evidenced by the telecopy confirmation. Rejection or other refusal by the addressee to accept (except in the case of a telecopy notice) or the inability to deliver because of a changed address or telecopy number of which no Notice was given shall be deemed to be the receipt of the Notice sent. Any party shall have the right from time to time to change the address and/or telecopy number(s) to which copies of Notices to it shall be sent by giving to the other parties Notice thereof. Notices may be sent on behalf of a party by its counsel. The Notices shall be addressed as follows:

              If to Owner:

                   EQK Realty Investors 1
                   c/o Newleaf Corporation
                   2810 Spring Road, Suite 106
                   Atlanta, Georgia 30339
                   Fax #:  (770) 433-8550
                   Attn:  Lloyd T. Whitaker

              with a duplicate copy to:

                   Wolf, Block, Schorr and Solis-Cohen LLP
                   1650 Arch Street, 22nd Floor
                   Philadelphia, PA  19103
                   Fax #:  215-977-2346
                   Attn:  Robert A. Silverman, Esquire

              If to Agent:

                   Granite Partners, L.L.C.
                   1177 West Loop South, Suite 1610
                   Houston, TX  77027
                   Fax #: 713-479-5010
                   Attn: Richard H. Rudd, Sr.

         11. CONFIDENTIALITY. Agent shall maintain Owner's confidentiality in accordance with the following provisions:

         11.1 PURCHASERS AND CO-BROKERS. Agent shall obtain from each prospective purchaser and co-broker a confidentiality letter regarding Confidential Information (as defined in Paragraph
                   11.2 below) in the form attached hereto as Exhibit "A".

         11.2 DEFINITION. As used herein, "Confidential Information" means all data, reports, interpretations, forecasts, and records containing or otherwise reflecting information


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


                   concerning the property, whether written or oral, which is not available to the general public and which the Owner will provide to Agent in the course of this engagement, together with analysis, compilations, studies or other documents, whether prepared by Agent or others, which contain or otherwise reflect such information. Agent agrees that all Confidential Information will be held and treated by Agent, its agents and employees in confidence and will not, except as hereinafter provided, without the prior consent of Owner, be disclosed by Agent or its agents or employees, in any manner whatsoever, in whole or in part, and will not be used by Agent or its agents or employees other than in connection with this engagement. Moreover, Agent further agrees (i) to disclose Confidential Information only to its agents and employees who need to know the Confidential Information for purposes of this Agreement and (ii) Agent will be satisfied that such agents and employees will act in accordance herewith. Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement: information which is in or enters the public domain other than by Agent's breach of this Agreement and information which is obtained by Agent from a third person who, insofar as is known to Agent, is not prohibited from transmitting the information to Agent by a contractual, legal or fiduciary obligation to the Owner. The written Confidential Information will be returned to the Owner promptly upon its request or the expiration or earlier termination of this Agreement.

                   Oral Confidential Information and any written Confidential Information not so requested and returned will be, at Agent's option, held by Agent and kept subject to the terms of this agreement or destroyed. In the event that Agent is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to Agent's opinion, judgment or recommendations concerning the Property as developed from Confidential Information, Agent will provide Owner with prompt notice of such request or requirement so Owner may seek an appropriate protective order or waiver of Agent's compliance with the provisions of this Agreement. If, failing the entry of a protective order prior to the receipt of a waiver hereunder, Agent is, in the opinion of Agent's counsel, compelled to disclose Confidential Information, Agent may disclose that portion of the Confidential Information which Agent's counsel advises Agent that Agent is compelled to disclose.

                   In any event, Agent will not oppose action by the Owner to obtain an appropriate protective order to other reliable assurance that confidential treatment will be accorded the Confidential Information.

         12.       MISCELLANEOUS.

         12.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Owner and Agent with respect to the Property. There are no prior or additional agreements, conditions or understandings except for those set forth in this Agreement.

         12.2 COUNTERPART EXECUTION. This Agreement may be executed in separate counterparts. It shall be deemed fully executed when each party has signed at least one counterpart, even if no single counterpart contains the signatures of all the parties.

         12.3 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Pennsylvania.


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         12.4      ASSIGNMENT. This Agreement may not be assigned by either
                   party without the prior written consent of the other party.

         12.5 SUCCESSORS AND ASSIGNS. Subject to the preceding subparagraph, this Agreement shall be binding upon the parties and their respective successors and assigns.

         12.6 AUTHORITY. The individual signing this Agreement on behalf of each party represents to the other party that he has the authority to execute this Agreement subject, in the case of Owner, to Paragraph 12.10 below.

         12.7 APPROVALS. In each case in which a party has a right of consent, approval or satisfaction under this Agreement, such right may be exercised in the party's sole discretion unless expressly provided to the contrary herein.

         12.8 ADVERTISING. Upon the successful completion of this engagement, Agent will be entitled to advertise the sale of the property at Agent's expense with the form and content subject to Owner's reasonable approval.

         12.9 ACCURACY OF INFORMATION. Owner represents to Agent that to its knowledge, the information provided to Agent with regard to Property is true and correct. If Agent, in connection with its review of such information, discovers any inaccuracy, Agent agrees to so notify Owner promptly.

         12.10 BANKRUPTCY COURT APPROVAL. Owner shall submit this Agreement for approval to the United States Bankruptcy Court for the Middle District of Pennsylvania (the "Court"). In the event the Court enters an order denying such approval, this Agreement shall be null and void and the parties shall be relieved of their respective obligations hereunder. The respective parties shall use reasonable efforts to obtain Court approval hereof, including attendance at any hearings scheduled to consider such approval.

         12.11 EXCULPATION. The Amended and Restated Declaration of Trust establishing Owner dated February 27, 1985, as amended (the "Declaration"), provides, and Agent agrees, that neither the Shareholders nor the Trustees (as such terms are defined in the Declaration) nor officers, employees or agents of the Trust shall, in their respective capacities as such, be personally liable, jointly or severally, for payment of the Fee earned and payable hereunder or any other amount due under this Agreement, and all persons shall look solely to Owner (as defined in the Declaration), for the payment of any amounts hereunder or the performance of any obligations under this Agreement.

IN WITNESS THEREOF, the parties have caused this Agreement as of the 17th day of February, 2000.

                                  OWNER:
                                  EQK REALTY INVESTORS I



                                  By: /s/ Lloyd T. Whitaker
                                     -----------------------------------------
                                     Name: Lloyd T. Whitaker
                                     Title: President


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                                  AGENT:
                                  Granite Partners, L.L.C.



                                  By: /s/ Richard H. Rudd
                                     -----------------------------------------
                                     Name: Richard H. Rudd
                                     Title: Senior Managing Director/Principal


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